UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Tii Network Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tii Network Technologies, Inc.

141 Rodeo Drive

Edgewood, New York 11717

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 31, 2012

July 20, 2012

This supplement (this “supplement”) amends and supplements the definitive proxy statement dated June 26, 2012 (the “proxy statement”), initially mailed to stockholders on or about June 29, 2012, and as previously supplemented on July 5, 2012, by Tii Network Technologies, Inc., a Delaware corporation (the “Company”), for a special meeting of stockholders of the Company to be held on July 31, 2012 at 10:00 a.m. local time, at the Sheraton Long Island Hotel located at 110 Vanderbilt Motor Parkway, Hauppauge, New York. The purpose of the special meeting is to consider and vote upon, among other things, a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 13, 2012 (the “merger agreement”), by and among the Company, Kelta, Inc. (“Kelta”), a Delaware corporation, and Kelta Networks, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Kelta, providing for the merger (the “merger”) of Merger Sub with and into the Company with the Company continuing as the surviving corporation. Defined terms used and not otherwise defined herein have the same meanings as set forth in the proxy statement.

After careful consideration, the board of directors of the Company has unanimously approved the merger agreement and declared it to be advisable and in the best interests of the Company and its stockholders. The board of directors of the Company unanimously recommends that all stockholders vote “FOR” approval of the proposal to approve and adopt the merger agreement, “FOR” approval of the non-binding advisory proposal regarding executive compensation and “FOR” approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

If any stockholders have not already submitted a proxy for use at the special meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the merger or how to submit their proxies or if any stockholder needs additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please call our proxy solicitor Georgeson Inc., toll free at (888) 219-8320.

The information contained herein speaks only as of July 20, 2012 unless the information specifically indicates that another date applies.

SETTLEMENT OF LITIGATION

As previously disclosed beginning on page 50 of the proxy statement on May 16, 2012 and May 22, 2012, purported class action lawsuits (the “Stockholder Litigation”) were brought against the Company, the members of the Board, Kelta and Merger Sub alleging certain breaches of fiduciary duties by members of the Board and that Kelta and Merger Sub aided and abetted the purported breaches of fiduciary duty. On July 20, 2012, the defendants entered into a memorandum of understanding (the “MOU”) with the plaintiffs providing for the settlement of all claims in the Stockholder Litigation. Under the MOU, and subject to court approval and definitive documentation, the plaintiffs and the putative class agree to settle and release, against the named defendants and their affiliates and agents, all claims in the Stockholder Litigation and any potential claim related to (i) the merger and/or the merger agreement, or any amendment thereto; (ii) the adequacy of the consideration to be paid to the Company’s stockholders in connection with the merger; (iii) the fiduciary obligations of any of the defendants or other released parties in connection with the merger and/or the merger agreement, or any amendment thereto; (iv) the negotiations in connection and process leading to the merger and/or the merger agreement, or any amendment thereto; and (v) the disclosure obligations of any of the defendants or other released parties in connection with the merger and/or the merger agreement and any disclosures made in connection with any of the foregoing.

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Plaintiffs in the Stockholder Litigation have agreed to stay the Stockholder Litigation pending final approval by the court of the settlement, and to dismiss the Stockholder Litigation with prejudice upon final approval by the court of the settlement of the Stockholder Litigation. The MOU contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Supreme Court of New York will consider the fairness, reasonableness and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in the Stockholder Litigation that were or could have been brought challenging any aspect of the proposed merger, the merger agreement, and any disclosure made in connection therewith, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, and as provided in the MOU, the parties contemplate that plaintiffs’ counsel will file a petition in the Supreme Court of New York for an award of attorneys’ fees and expenses to be paid by the Company or its successor. The settlement, including the payment by the Company or any successor thereto of any such attorneys’ fees, is also contingent upon, among other things, the merger becoming effective under Delaware law. There can be no assurance that the merger will be consummated or that the Supreme Court of New York will approve the settlement contemplated by the MOU. In the event that the settlement is not approved and such conditions are not satisfied, the defendants will continue to vigorously defend against the allegations in the Stockholder Litigation. The settlement will not affect the amount of the merger consideration that the Company’s stockholders are entitled to receive in the merger.

While the defendants deny all liability with respect to the facts and claims alleged in the Stockholder Litigation and specifically deny that any breach of fiduciary duty occurred, or that any further disclosure is required to supplement the proxy statement under any applicable rule, statute, regulation or law, in order to avoid the risk that the Stockholder Litigation may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such actions, the Company has agreed, pursuant to the terms of the MOU, to make certain supplemental disclosures related to the proposed merger, all of which are set forth below.

SUPPLEMENTAL DISCLOSURES

The Company is making the following supplemental disclosures to the proxy statement. These disclosures should be read in connection with the proxy statement, which should be read in its entirety. This proxy supplement is not intended to and does not update the disclosures contained in the proxy statement, which were made as of June 26, 2012 except where the information in the proxy statement specifically indicated that another date applied. Defined terms used but not defined herein have the meanings set forth in the proxy statement. Page numbers referenced herein correspond to page numbers in the proxy statement. Without admitting in any way that the disclosures below are material, necessary or otherwise required by law, the Company makes the following supplemental disclosures:

The third paragraph on page 26 of the proxy statement under the section entitled “The Merger – History and Background of the Merger” is supplemented as follows:

“In telephone conferences and meetings beginning on or about February 3, 2012, Mr. Kelley separately sought advice from OEM Capital and investment banking firm A and discussed their potential representation of the Company in an advisory role.  Mr. Kelley periodically kept certain members of the Board apprised of these discussions.  The Company did not retain either firm to render such advice.”

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The fifth paragraph on page 27 of the proxy statement under the section entitled “The Merger – History and Background of the Merger” is supplemented as follows:

“The discussions with Mr. Mehta disclosed on pages 26 and 27 from early January 2012 through March 12, 2012 were preliminary in nature. During that period, Mr. Kelly periodically consulted with certain members of the Board regarding Kelta’s informal interest and sought these members’ advice.”

The first paragraph on page 28 of the proxy statement under the section entitled “The Merger – History and Background of the Merger” is supplemented as follows:

“The revised proposal received from Kelta on Friday, March 16, 2012 was sent to investment banking firm A on March 19, 2012 and to OEM Capital on March 21, 2012.”

The last paragraph on page 29 of the proxy statement under the section entitled “The Merger – History and Background of the Merger” is supplemented as follows:

“The discussions with company A were preliminary in nature. Mr. Kelley periodically apprised certain members of the Board of the discussions he had with representatives of company A.”

The last paragraph on page 30 and third paragraph on page 31 of the proxy statement under the section entitled “The Merger-History and Background of the Merger” are supplemented as follows:

“Based on the number of shares of the Company’s common stock presently outstanding and the amount that would have been paid to option holders at the respective merger consideration prices, the merger consideration per share that would have been payable to the Company’s stockholders at Kelta’s initially proposed purchase price of $32,250,000 and that is payable at the agreed upon purchase price of $33,150,000 are $2.09 and $2.15 per share, respectively.”

The last paragraph on page 31 of the proxy statement under the section entitled “The Merger-History and Background of the Merger” is supplemented as follows:

“Prior to the retention of OEM Capital on May 2, 2012, neither Mr. Kelley nor any other member of the Board discussed whether OEM Capital or investment banking firm A would be willing to render a fairness opinion at any price, including the agreed purchase price of $33,150,000.”

The first two paragraphs on page 39 of the proxy statement under the section entitled “The Merger – Opinion of OEM Capital” are supplemented as follows:

“Unlevered free cash flow is defined as the Company’s projected EBITDA (earnings before interest, income taxes, depreciation and amortization), for the applicable period, and reduced by projected capital expenditures and by the projected increase (or increased by the projected decrease) in net working capital. As the Company does not contemplate incurring any indebtedness for borrowed money nor income taxes due to net operating loss carry-forwards, neither earnings nor unlevered free cash flow included interest expense or income taxes.

Share-based compensation amortization and amortization of amortizable intangible assets (both non-cash expenses) comprise amortization in calculating EBITDA.”

Stockholders are urged to consider all such factors. In light of the uncertainty inherent in such forward-looking statements, stockholders should not consider their inclusion to be a representation that such forward-looking matters will be achieved.  We assume no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

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WHERE stockholders CAN FIND MORE INFORMATION

In connection with the proposed merger, the Company filed the proxy statement with the SEC and first mailed the proxy statement to stockholders on or about June 29, 2012. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ALL RELATED SUPPLEMENTS AND ALL OTHER RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN (AND WILL CONTAIN) IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS. Any person, including any beneficial owner of shares of Company common stock, to whom the proxy statement was delivered may request copies of this proxy supplement and the proxy statement and any document incorporated by reference in the proxy statement by written or telephonic request directed to the Company’s Secretary, Stacey L. Moran, at the Company, 141 Rodeo Drive, Edgewood, New York 11717, telephone (631) 789-5000, on our website at www.tiinetworktechnologies.com by clicking on “Investor Relations,” by telephonic request directed to our proxy solicitor, Georgeson Inc., at (888) 219-8320 (toll free) or (212) 440-9800 (call collect) or from the SEC through the SEC website at www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

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